Exhibit 99.1

To: All Team Members
Subject: A personal update

Dear Wyndham Team,

While I try to never use the word “I” in a communication… today I am sharing some very personal news. Last week, I was diagnosed with Multiple Myeloma, a highly treatable form of bone cancer. After experiencing ongoing chest and back pain over the past two months from what I thought was an exercise injury, ongoing tests revealed a more serious diagnosis. The good news is that my prognosis is favorable, and I feel unbelievably blessed and incredibly lucky that it was caught as early as it was.

Treatment began last week at Beth Israel/Dana-Farber in Boston, one of the world’s leading cancer centers.  So far, I feel well. My doctors have begun a clear and targeted treatment plan and have assured me that I can continue working largely as I normally do. I’ll pull back on travel but intend to stay fully engaged.  Our Board was notified last week and supports this approach.

What gives me the greatest confidence right now (beyond the incredible medical team that will continue to look after me) is all of you, who continue to deliver our owner-first Count-on-Me service day-in and day-out.  We’re off to a strong start this year and are enthusiastic about the opportunities that lie ahead and our ability to deliver outstanding value for our franchisees, guests, shareholders, and each other.   As I approach my 20th year with the team and franchisee group I love working with more than any other – I’m incredibly confident that with your support for each other and our senior leaders, we’ll continue to deliver great things.

As always, thank you for all you do and please never hesitate to reach out to me if I can ever help any of you in any way.

Sincerely,

Geoff